Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Tom Morabito, VP Investor Relations	Cam Potts, VP, Corp. Communications
470-607-5567	651-233-7735
Tom.Morabito@Deluxe.com	Cameron.Potts@Deluxe.com

Deluxe Names Scott Bomar Chief Financial Officer

SHOREVIEW, Minn. — June 2, 2021 — Deluxe (NYSE: DLX), a Trusted Payments and Business Technology™ company, today named Scott Bomar Senior Vice President and Chief Financial Officer (CFO). Bomar officially joins the company on June 14.

Bomar joins Deluxe from the Home Depot, Inc., where he held senior executive finance and operating leadership roles of increasing responsibility for 15 years. Most recently, he served as Senior Vice President Home Services, a $5 Billion business unit with a team of approximately 5,000 team members. Previously, he served as Vice President, Payments and Treasurer, with responsibility for the company’s then $25 Billion debt portfolio, $5 Billion share repurchase program and $2 Billion commercial paper program as well as the company’s credit card acceptance strategy and private label credit card program. In a previous assignment he led the company’s corporate financial planning and analysis function and served as President of the China Retail division.

“Scott’s impressive finance and operating background with deeply relevant payments experience will help us accelerate our transformation in payments, data and business technology,” said Barry C. McCarthy, President and CEO of Deluxe. “With Scott’s leadership and background, we will be even better positioned to help businesses pay, get paid, optimize and grow their business. Scott brings the skills and financial discipline he developed at one of the country’s most highly regarded `financial academy’ companies to help Deluxe succeed.”

Deluxe began a national search in March to replace CFO Keith Bush, who announced his intention to depart the company later this year.

“Scott’s background in a company known for developing stellar financial talent, make him the right fit for our One Deluxe strategy,” said Jane Elliott, Chief Communications and Human Resources Officer for Deluxe. “Having responsibility for one of the largest private label credit card portfolios in the country, and credit card acceptance at a Fortune 50 company, Scott will bring valuable experience to our entire business portfolio, particularly to our Payments business, which grew double digits in 2020.”

Bomar will be based in the company’s Atlanta office. Bomar started his career at SEI Investments Company and Deloitte Consulting. He is an engineering graduate of the Georgia Institute of Technology and earned an MBA from Duke University.

##

About Deluxe Corporation
Deluxe, a Trusted Payments and Business Technology™ company, helps businesses pay, get paid, optimize and grow. For more than 100 years, Deluxe has championed businesses so communities thrive at all stages of their lifecycle, from start-up to maturity. Our powerful solutions support millions of small businesses, thousands of financial institutions and hundreds of the world’s most valuable brands. The company operates at significant scale, processing more than $2.8 trillion in annual payment volume. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxe.